EXHIBIT 99.1

Eagle Bancorp Montana Earns $684,000 in Fourth Quarter and $2.0 Million For The Year; Declares Regular Quarterly Cash Dividend of $0.0725 Per Share

HELENA, Mont., July 26, 2013 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (Nasdaq:EBMT), (the "Company," "Eagle"), the holding company of American Federal Savings Bank, today reported earnings increased 13% to $684,000, or $0.17 per diluted share, in the fourth fiscal quarter ended June 30, 2013, compared to $605,000, or $0.15 per diluted share, in the fourth quarter a year ago. In the third fiscal quarter ended March 31, 2013 Eagle reported net income of $907,000, or $0.23 per diluted share. In fiscal year 2013 Eagle earned $2.0 million, or $0.50 per diluted share, compared to $2.2 million, or $0.56 per diluted share, in fiscal year 2012.

The Company also announced its board of directors has declared its regular quarterly cash dividend of $0.0725 per share payable September 6, 2013 to shareholders of record August 16, 2013.

"Our success in fiscal 2013 was a product of our relationship banking, and American Federal's brand of local, personal service," stated Peter J. Johnson, President and CEO.  "By focusing on our customers' needs and delivering the banking services that make them more productive, we sustained our loan and deposit growth momentum. Our lending teams are proactive in all of the communities we serve.

"To provide further growth in our franchise and to deploy additional capital, we focused on expansion, with the acquisition of seven branch locations from Sterling Savings Bank," Johnson continued. "The acquisition added approximately $41.2 million in loans and $181.6 million in deposits and more than doubled our franchise to 13 branches, while extending our branch network throughout Southern Montana. The acquisition also provided us with three new mortgage loan origination locations in Bozeman, Missoula and Kalispell, which is helping to add to our market presence in these areas. We also acquired a wealth management division in the acquisition, which has been a profitable line of business for us and has provided a solid contribution to our robust noninterest income growth. Over time, we expect this expansion to build long-term franchise value."

Fourth Quarter Fiscal 2013 Highlights

  Net income of $684,000, or $0.17 per diluted share.
  Eagle's revenues (net interest income before the provision for loan losses, plus non-interest income) increased 83% to $6.95 million in the fourth quarter, compared to $3.80 million in the fourth quarter a year ago.
  Nonperforming assets continued improving and totaled only $1.5 million, or 0.30% of total assets at June 30, 2013, compared to $2.1 million, or 0.40% of total assets three months earlier and $5.6 million, or 1.70% of total assets a year ago.
  Other Real Estate Owned (OREO) declined nearly 50% during the quarter to $550,000.
  Nonperforming loans were $990,000, or 0.46% of total loans at June 30, 2013, compared to $973,000, or 0.46% of total loans, three months earlier. Nonperforming loans were $3.2 million, or 1.83% of total loans a year ago.
  Total loans increased 23% to $216.7 million at June 30, 2013 compared to $175.5 million a year earlier.
  Total deposits increased 90% to $417.8 million at June 30, 2013 compared to $220.0 million a year ago.
  Capital ratios remain strong with a Tier 1 leverage ratio of 10.02%.
  Declared a regular quarterly cash dividend of $0.0725 per share.

Balance Sheet Results

"Loan growth increased nearly 2% quarter-over-quarter, with commercial loans up 25% over the same time period," said Johnson. "Additionally, in residential lending, purchase activity still remains a good portion of our lending activity, and this is not as rate sensitive as refinance activity."

Total loans increased 1.86% to $216.7 million at June 30, 2013 compared to $212.7 million three months earlier and increased 23.5% compared to $175.5 million a year earlier.  Commercial real estate loans increased 15.0% to $74.4 million at June 30, 2013 compared to $64.7 million a year earlier and residential mortgage loans increased 14.2% to $70.5 million compared to $61.7 million a year earlier. Commercial loans increased 41.9% to $21.8 million and home equity loans increased 50.4% to $35.7 million compared to a year ago.  "This month we hired a seasoned commercial lender in Missoula to help round out our lending efforts in that market," added Johnson.

"A majority of the year-over-year deposit growth came from the acquisition," said Clint Morrison, SVP and CFO. Total deposits increased 89.9% to $417.8 million at the end of June compared to $220.0 million a year ago. Checking and money market accounts represent 48.9%, savings accounts represent 13.4%, and CDs comprise 37.7% of the total deposit portfolio at June 30, 2013.  Eagle had no brokered deposits at the end of June.

Total assets increased 56.0% to $510.5 million at June 30, 2013, compared to $327.3 million a year earlier. Shareholders' equity was $49.2 million at June 30, 2013, compared to $53.7 million a year ago. Mainly due to the addition of goodwill related to the branch acquisitions, the tangible book value was $10.65 per share at June 30, 2013, compared to $13.83 per share a year ago.

Credit Quality

Eagle's fourth quarter provision for loan losses was $140,000, compared to $116,000 in the preceding quarter and $260,000 in the fourth quarter a year ago. The increased provision compared to the preceding quarter was due to the quarterly loan growth. The allowance for loan loss ratio now stands at 202.0% of nonperforming loans compared to 195.3% three months earlier and 50.50% a year earlier.

Nonperforming loans (NPLs) were nearly unchanged at $990,000 at June 30, 2013, compared to $973,000 three months earlier, and decreased 69.2% when compared to $3.2 million a year ago.

"During the quarter we had robust sales activity from our OREO portfolio as interest in these foreclosed properties improved," said Morrison. "As a result our OREO balances were reduced by nearly half and we now have only five properties in that portfolio." Other real estate owned (OREO) and other repossessed assets declined 49.4% to $550,000 at June 30, 2013 compared to $1.09 million three months earlier and decreased 76.7% compared to $2.36 million a year earlier.

Nonperforming assets (NPAs), consisting of nonperforming loans, OREO and other repossessed assets, loans delinquent 90 days or more, and restructured loans, decreased 25.2% to $1.54 million at June 30, 2013, compared to $2.06 million three months earlier, and decreased 72.4% when compared to $5.58 million a year ago.

Net charge offs were $40,000 in the fourth quarter compared to $42,000 in the preceding quarter and $335,000 in the fourth quarter a year ago. The allowance for loan losses was $2.00 million, or 0.92% of total loans at June 30, 2013, compared to $1.90 million, or 0.89% of total loans at March 31, 2013, and $1.63 million, or 0.93% of total loans a year ago.

Operating Results

Eagle's revenues (net interest income before the provision for loan losses, plus non-interest income) increased 82.9% to $6.95 million in the fourth quarter, compared to $3.80 million in the fourth quarter a year ago. Eagle's revenues were $6.85 million in the preceding quarter. For all of fiscal 2013, revenues increased 51.4% to $22.9 million compared to $15.1 million in fiscal 2012. Net interest income before the provision for loan loss was $3.41 million in the fourth quarter of fiscal 2013, compared to $3.57 million in the preceding quarter and $2.58 million in the fourth quarter a year ago.  In fiscal 2013, the net interest income before the provision increased 14.8% to $12.55 million compared to $10.93 million in fiscal 2012.

Eagle's net interest margin was 2.93% in the fourth quarter, compared to 3.12% in the preceding quarter and 3.51% in the fourth quarter a year ago. Funding costs for the fourth quarter of fiscal 2013 went up one basis point compared to the previous quarter while asset yields decreased 18 basis points compared to the previous quarter. In fiscal 2013 the net interest margin was 3.23% compared to 3.68% a year earlier. Impacting the margin was the fact that Eagle had $219.0 million in lower yielding securities compared to $89.3 million a year ago, as well as an acquisition accounting adjustment to loan interest income. Additionally, the amortization of premiums due to prepayments reduced the overall yield on the bond portfolio.

Noninterest income increased 189.5% to $3.55 million in the fourth quarter of fiscal 2013, compared to $1.23 million in the fourth quarter a year ago. In the third quarter of fiscal 2013 noninterest income was $3.27 million.  Eagle's fourth quarter net gain on the sale of loans increased to $1.93 million compared to $1.72 million in the preceding quarter and $534,000 in the fourth quarter a year ago. In fiscal 2013 noninterest income increased 147.1% to $10.31 million compared to $4.17 million in fiscal 2012.

"Our gain on sale of loans was strong during the quarter due to significant mortgage refinance activity as well as robust home purchase activities, a result of the Sterling acquisition which augmented our existing mortgage lending," said Morrison.

In the fourth quarter of fiscal 2013 noninterest expense declined to $6.19 million, compared to $6.45 million in the preceding quarter but were up compared to $2.79 million in the fourth quarter a year ago.  While there were no acquisition costs recorded in the fourth quarter, salary and employee benefits included approximately $147,000 in a nonrecurring change in benefit charge. For all of fiscal 2013, Eagle's noninterest expense totaled $20.86 million compared to $11.03 million in fiscal 2012. The year-over-year increase was reflective of the costs associated with operating the seven new branches, as well as the three new mortgage loan origination locations. Additionally, Eagle recorded $1.92 million in nonrecurring acquisition costs during the second and third quarters of fiscal 2013.

As a result of a number of factors, Eagle recorded a benefit for income taxes of $60,000 in the fourth quarter of fiscal 2013 and a benefit for income taxes of $629,000 in the third quarter of fiscal 2013. As income was lowered by acquisition costs and higher employee costs, the percent of tax free municipal bond income and Bank owned life insurance income to total income became significant.  Likewise, the deductibility of goodwill for tax purposes caused the company to experience a negative effective tax rate which is furthered by its New Markets Tax credits first taken during 2Q13 that will last for seven years.

The new markets tax credit first taken in the second quarter of fiscal 2013 was based on a commercial real estate loan on which Eagle also holds the equity investment that provides for $2.9 million in federal tax credits over the next seven years. In the fourth quarter of fiscal 2012 Eagle recorded a provision for income taxes of $148,000.

Eagle's fourth quarter return on average equity (ROAE) was 5.14% compared to 4.46% in the fourth quarter a year ago. Return on average assets (ROAA) was 0.53% in the fourth quarter compared to 0.74% in the fourth quarter a year ago. In fiscal 2013, Eagle's ROAE was 3.67% compared to 4.06% in fiscal 2012 and its ROAA was 0.46% compared to 0.66% in fiscal 2012.

Capital Management

Eagle Bancorp Montana continues to meet the well capitalized thresholds for regulatory purposes with a Tier 1 leverage ratio of 10.02% at June 30, 2013.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of American Federal Savings Bank, a community bank established in 1922 that serves consumers and small businesses in Southern Montana through 13 banking offices. Additional information is available on the bank's website at www.americanfederalsavingsbank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Select Market under the symbol "EBMT."

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)
	June 30,	March 31,	June 30,
	2013	2013	2012

Assets:
Cash and due from banks	$ 3,776	$ 4,517	$ 3,534
Interest-bearing deposits with banks	2,385	360	16,280
Federal funds sold	--	12,161	--
Total cash and cash equivalents	6,161	17,038	19,814
Securities available-for-sale, at market value	218,963	225,999	89,277
FHLB stock, at cost	1,931	1,949	2,003
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	20,807	12,627	10,613
Loans:
Residential mortgage (1-4 family)	70,453	65,554	61,671
Commercial loans	21,775	17,373	15,343
Commercial real estate	74,395	80,229	64,672
Construction loans	2,738	2,228	1,455
Consumer loans	11,773	11,371	8,778
Home equity	35,660	36,073	23,709
Unearned loan fees	(117)	(106)	(164)
Total loans	216,677	212,722	175,464
Allowance for loan losses	(2,000)	(1,900)	(1,625)
Net loans	214,677	210,822	173,839
Accrued interest and dividends receivable	2,387	2,237	1,371
Mortgage servicing rights, net	3,192	2,832	2,218
Premises and equipment, net	18,943	19,040	15,561
Cash surrender value of life insurance	10,869	9,393	9,172
Real estate and other assets acquired in settlement of loans, net of allowance for losses	550	1,087	2,361
Goodwill	6,890	6,890	--
Core deposit intangible	922	981	--
Other assets	4,087	1,777	915
Total assets	$ 510,534	$ 512,827	$ 327,299

Liabilities:
Deposit accounts:
Noninterest bearing	52,972	55,998	23,425
Interest bearing	364,779	365,589	196,564
Total deposits	417,751	421,587	219,989
Accrued expense and other liabilities	3,535	3,714	5,809
Federal funds purchased	--	--	--
FHLB advances and other borrowings	34,861	29,411	42,696
Subordinated debentures	5,155	5,155	5,155
Total liabilities	461,302	459,867	273,649

Shareholders' Equity:
Preferred stock (no par value, 1,000,000 shares authorized, none issued or outstanding)	--	--	--
Common stock (par value $0.01; 8,000,000 shares authorized; 4,083,127 shares issued; 3,898,685; 3,898,685; 3,878,971 outstanding at June 30, 2013, March 31, 2013 and June 30, 2012, respectively)	41	41	41
Additional paid-in capital	22,109	22,106	22,112
Unallocated common stock held by employee stock ownership plan (ESOP)	(1,390)	(1,431)	(1,556)
Treasury stock, at cost (184,442 shares at June 30, 2013 and March 31, 2013, and 204,156 at June 30, 2012)	(1,993)	(1,993)	(2,210)
Retained earnings	33,849	33,447	32,990
Accumulated other comprehensive (loss) gain	(3,384)	790	2,273
Total shareholders' equity	49,232	52,960	53,650
Total liabilities and shareholders' equity	$ 510,534	$ 512,827	$ 327,299

Income Statement	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Twelve Months Ended
	June 30	March 31	June 30	June 30	June 30
	2013	2013	2012	2013	2012
Interest and dividend Income:
Interest and fees on loans	$ 2,884	$ 3,012	$ 2,535	$ 11,200	$ 10,884
Securities available-for-sale	1,077	1,087	715	3,568	3,192
Interest on deposits with banks	1	10	4	27	17
Total interest and dividend income	3,962	4,109	3,254	14,795	14,093
Interest Expense:
Interest expense on deposits	312	305	252	1,198	1,074
Advances and other borrowings	224	208	398	956	1,994
Subordinated debentures	21	22	24	90	94
Total interest expense	557	535	674	2,244	3,162
Net interest income	3,405	3,574	2,580	12,551	10,931
Provision for loan losses	140	116	260	678	1,101
Net interest income after provision for loan losses	3,265	3,458	2,320	11,873	9,830

Noninterest income:
Service charges on deposit accounts	263	197	161	810	672
Net gain on sale of loans	1,925	1,718	534	5,417	1,695
Mortgage loan servicing fees	281	262	225	1,024	891
Net gain on sale of available-for-sale securities	484	465	209	1,261	490
Net gain (loss) on sale of OREO	6	(9)	6	(26)	(6)
Net gain (loss) on fair value hedge-FASB ASC 815	96	43	(137)	204	(417)
Other income	494	597	228	1,624	849
Total noninterest income	3,549	3,273	1,226	10,314	4,174

Noninterest expense:
Salaries and employee benefits	3,579	3,193	1,335	10,344	5,072
Occupancy and equipment expense	700	692	348	2,242	1,380
Data processing	474	512	155	1,326	611
Advertising	249	278	214	946	568
Amortization of mortgage servicing fees	186	158	161	752	629
Amortization of core deposit intangible and tax credits	167	145	--	360	--
Federal insurance premiums	90	82	50	264	187
Postage	39	36	37	138	123
Legal, accounting and examination fees	103	123	79	439	342
Consulting fees	58	14	78	133	528
Acquisition costs	--	712	--	1,920	--
Provision for valuation loss on OREO	1	93	4	192	169
Other	544	415	332	1,808	1,425
Total noninterest expense	6,190	6,453	2,793	20,864	11,034

Income before provision for income taxes	624	278	753	1,323	2,970
Provision (benefit) for income taxes	(60)	(629)	148	(650)	792
Net income	$ 684	$ 907	$ 605	$ 1,973	$ 2,178

Basic earnings per share	$ 0.18	$ 0.24	$ 0.16	$ 0.53	$ 0.59
Diluted Earnings per share	$ 0.17	$ 0.23	$ 0.15	$ 0.50	$ 0.56
Weighted average shares outstanding (basic EPS)	3,756,983	3,752,813	3,720,651	3,744,100	3,725,002
Weighted average shares outstanding (diluted EPS)	3,941,425	3,937,255	3,924,807	3,935,185	3,918,566

Financial Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)	June 30,	March 31,	June 30,
	2013	2013	2012
Asset Quality:
Nonaccrual loans	$ 687	$ 669	$ 1,814
Loans 90 days past due	--	--	--
Restructured loans, net	303	304	1,404
Total nonperforming loans	990	973	3,218
Other real estate owned and other repossessed assets, net	550	1,087	2,361
Total nonperforming assets	$ 1,540	$ 2,060	$ 5,579
Nonperforming loans / portfolio loans	0.46%	0.46%	1.83%
Nonperforming assets / assets	0.30%	0.40%	1.70%
Allowance for loan losses / portfolio loans	0.92%	0.89%	0.93%
Allowance / nonperforming loans	202.02%	195.27%	50.50%
Gross loan charge-offs for the quarter	$ 42	$ 42	$ 346
Gross loan recoveries for the quarter	$ 2	$ --	$ 11
Net loan charge-offs for the quarter	$ 40	$ 42	$ 335

Capital Data (At quarter end):
Tangible book value per share	$ 10.65	$ 11.57	$ 13.83
Shares outstanding	3,898,685	3,898,685	3,878,971

Profitability Ratios (For the quarter):
Efficiency ratio*	85.97%	91.36%	71.16%
Return on average assets	0.53%	0.71%	0.74%
Return on average equity	5.14%	6.82%	4.46%
Net interest margin	2.93%	3.12%	3.51%

Profitability Ratios (Year-to-date):
Efficiency ratio *	88.95%	90.26%	70.82%
Return on average assets	0.46%	0.43%	0.66%
Return on average equity	3.67%	3.19%	4.06%
Net interest margin	3.23%	3.35%	3.68%

Other Information
Average total assets for the quarter	$ 515,195	$ 508,073	$ 328,350
Average total assets year to date	$ 432,065	$ 404,232	$ 331,161
Average earning assets for the quarter	$ 465,599	$ 458,676	$ 293,934
Average earning assets year to date	$ 389,087	$ 363,464	$ 297,174
Average loans for the quarter **	$ 231,828	$ 230,241	$ 184,076
Average loans year to date **	$ 208,638	$ 200,908	$ 188,502
Average equity for the quarter	$ 53,188	$ 53,202	$ 54,209
Average equity year to date	$ 53,786	$ 53,907	$ 53,675
Average deposits for the quarter	$ 414,469	$ 415,789	$ 219,398
Average deposits year to date	$ 334,133	$ 307,325	$ 214,490

* The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.
** includes loans held for sale
CONTACT: Peter J. Johnson, President and CEO
         (406) 457-4006

         Clint J. Morrison, SVP and CFO
         (406) 457-4007